Exhibit 4.1

EXECUTION VERSION

SECURITIES AND LOAN PURCHASE AGREEMENT

THIS SECURITIES AND LOAN PURCHASE AGREEMENT (this “Agreement”), dated as of April 29, 2019, is entered into by and among Teekay Corporation, a Republic of the Marshall Islands corporation (“Teekay Corp”), Teekay Finance Limited, a Bermuda corporation (“Teekay Finance”), Teekay Holdings Limited, a Bermuda corporation (“Teekay Holdings”) and Teekay Shipping Limited, a Bermuda corporation (“Teekay Shipping” and, collectively with Teekay Corp, Teekay Finance and Teekay Holdings, the “Sellers”) and Brookfield TK TOLP L.P., a Bermuda limited partnership (“Brookfield TOLP”) and Brookfield TK TOGP L.P., a Bermuda limited partnership (“Brookfield TOGP” and, together with Brookfield TOLP, the “Buyers”).

WHEREAS, Teekay Finance owns 56,587,484 common units representing limited partnership interests (the “Purchased Common Units”) in Teekay Offshore Partners L.P., a Republic of the Marshall Islands limited partnership (the “Partnership”);

WHEREAS, Teekay Holdings owns 49.0% of the outstanding limited liability company interests (the “Purchased GP Interests”) in Teekay Offshore GP L.L.C., a Republic of the Marshall Islands limited liability company (the “GP”); and

WHEREAS, Teekay Shipping owns warrants to purchase (i) 15,500,000 common units representing limited partnership interests in the Partnership (the “Transaction Warrants”), issued in connection with the strategic partnership between the Partnership and Brookfield Business Partners L.P., and (ii) 1,755,000 common units representing limited partnership interests in the Partnership (the “Series D Warrants, and together with the Transaction Warrants, the “Purchased Warrants”), issued pursuant to that Warrant Agreement, dated as of June 29, 2016, between the Partnership and Computershare Inc. and Computershare Trust Company, N.A. (as Warrant Agent) (the Purchased Warrants, Purchased Common Units and the Purchased GP Interests are referred to herein as the “Securities”); and

WHEREAS, Teekay Shipping is a lender under that certain Credit Agreement, dated as of March 31, 2018, between the Partnership, Brookfield TOLP, as administrative agent, and Brookfield TOLP and Teekay Corp, as lenders (the “Credit Agreement”); and

WHEREAS, the Sellers wish to sell to the Buyers, and the Buyers wish to purchase from the Sellers, the Securities, subject to the terms and conditions set forth herein;

WHEREAS, the Sellers wish to assign, and the Buyers wish to assume, the entirety of Teekay Corp’s interest in the Credit Agreement (including, for the avoidance of doubt, Teekay Corp’s Commitment, as defined therein) (the “Assigned Interests” and, together with the Securities, the “Assets”), subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale.

(a) Subject to the terms and conditions set forth herein, at the Closing (as defined below), the Sellers shall sell, transfer and assign to the Buyers, and the Buyers shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Assets, for an aggregate purchase price of $100,000,000 (the “Purchase Price”).

(b) The parties hereto agree that the purchase price allocation for the Assets shall be as set forth on Schedule 1 hereto.

2. Closing.

(a) Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Assets contemplated hereby shall take place at a closing (the “Closing”) to be held on the fifth business day following satisfaction or waiver of the conditions set forth in Section 3 hereof (other than conditions which, by their nature, are to be satisfied at the Closing) (the “Closing Date”) at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, TX 77002, or at such other place or on such other date as the Buyers and the Sellers may mutually agree upon in writing.

(b) At the Closing, the Sellers shall deliver to the Buyers:

(i) evidence of the transfer of the Purchased Common Units to Brookfield TOLP in electronic book-entry form or other form reasonably satisfactory to the Buyers and a duly executed irrevocable instruction letter addressed to the Partnership’s transfer agent instructing the transfer agent to assign and transfer the Purchased Common Units to Brookfield TOLP;

(ii) an amendment to the limited liability company agreement of the GP, in the form of Exhibit A hereto, duly executed by Teekay Holdings, assigning the Purchased GP Interests to Brookfield TOGP;

(iii) evidence of the transfer of the Transaction Warrants to Brookfield TOLP in a form reasonably satisfactory to the Buyers;

(iv) evidence of the transfer of the Series D Warrants to Brookfield TOLP in a form reasonably satisfactory to the Buyers;

(v) a counterpart of an assignment and assumption of the Assigned Interests in the form of Exhibit A to the Credit Agreement, duly executed by Teekay Shipping (in its capacities as both assignor and as a lender thereunder and which shall include a waiver of the $3,500 processing and recordation fee thereunder), assigning the Assigned Interests to Brookfield TOLP;

(vi) a certificate, dated as of the Closing Date and executed by an authorized officer of each Seller, to the effect that the conditions set forth in Section 3(b) have been satisfied; and

(vii) a counterpart of a cross receipt in a form reasonably satisfactory to the Sellers and the Buyers (the “Cross Receipt”), duly executed by each Seller.

(c) At the Closing, the Buyers shall deliver to the Sellers:

(i) the Purchase Price by wire transfer of immediately available funds to an account designated in writing by the Sellers to the Buyers no later than three business days before the Closing;

(ii) a certificate, dated as of the Closing Date and executed by an authorized officer of each Buyer, to the effect that the conditions set forth in Section 3(a) have been satisfied; and

(iii) a counterpart of the Cross Receipt, duly executed by each Buyer.

3. Closing Conditions.

(a) The obligation of the Sellers to sell, transfer and assign the Assets to the Buyers hereunder is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of the Buyers in Section 5 hereof shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

(ii) each Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii) the Encumbrances (as defined below) on the Securities under Teekay Corp’s equity margin revolving credit facility (the “Equity Margin Loan”) shall have been removed.

(b) The obligation of the Buyers to purchase the Assets from the Sellers is subject to the satisfaction of the following conditions as of the Closing:

(i) the representations and warranties of the Sellers in Section 4 shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

(ii) each Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(iii) the Encumbrances on the Securities under the Equity Margin Loan shall have been removed; and

(iv) there has been no material adverse effect on the general affairs, condition (financial or otherwise), results of operations, business, properties or assets of the Partnership.

4. Representations and Warranties of the Sellers. Each Seller, jointly and severally, hereby represents and warrants to the Buyers as follows:

(a) (i) Teekay Corp is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and (ii) Teekay Holdings and Teekay Shipping are corporations duly organized, validly existing and in good standing under the laws of Bermuda.

(b) The Sellers have all requisite power and authority to execute and deliver this Agreement, to carry out their obligations hereunder, and to consummate the transactions contemplated hereby. The Sellers have obtained all necessary corporate approvals for the execution and delivery of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Seller and (assuming due authorization, execution and delivery by each Buyer) constitutes each Seller’s legal, valid and binding obligation, enforceable against each Seller in accordance with its terms.

(c) The Securities have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by the applicable Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”), except for those Encumbrances existing under the Equity Margin Loan, which Encumbrances will be removed at or prior to the Closing.

(d) (i) Teekay Shipping is the sole owner of the Assigned Interests, free and clear of any and all Encumbrances and the Assigned Interests have not been previously assigned to any other party.

(e) The Assets represent all of the equity and debt interests of the Partnership and the GP and their respective subsidiaries directly or indirectly owned by the Sellers and their respective affiliates.

(f) The execution, delivery and performance by each Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Assets pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which any Seller is a party or is subject or by which the Assets are bound.

(g) Each Seller (i) is experienced, sophisticated and knowledgeable in trading in assets of a similar nature, so as to be aware of the risks and uncertainties inherent in transactions of the type contemplated by this Agreement, including the disadvantage of selling the Assets without knowledge of any confidential information the Buyers possess, and notwithstanding such informational disparity, each Seller has deemed it appropriate to enter into this Agreement and to consummate the transactions set forth herein; (ii) is able to bear the economic risks associated with the sale of the Assets; (iii) by reason of its business or financial experience or its own independent investigation, is capable of evaluating the merits and risks of the sale of the Assets and of protecting its own interest in connection with the sale of the Assets; (iv) has independently and without reliance upon the Buyers and based on such information as it deemed appropriate, investigated the current business and financial condition of the Partnership and the circumstances surrounding the transactions contemplated by this Agreement; and (v) has independently, without reliance upon the Buyers and based on such information as it deemed appropriate, made its own analysis and decision to sell the Assets. Each Seller agrees that none of the Buyers nor any of their respective affiliates shall have any liability to the Sellers or their affiliates in connection with the Buyers’ use or non-disclosure of any confidential information known to the Buyers and not known to the Sellers as a result of the transactions set forth herein, and each Seller hereby irrevocably waives any claim that it might have based on the failure of any Buyer to disclose such information.

(h) No governmental, administrative or other third party consents or approvals are required by or with respect to any Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such Seller, threatened against or by any Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(j) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Sellers.

5. Representation and Warranties of the Buyers. Each Buyer, jointly and severally, hereby represents and warrants to the Sellers as follows:

(a) Each Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of Bermuda.

(b) Each Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by each Buyer of this Agreement, the performance by each Buyer of its obligations hereunder and the consummation by each Buyer of the transactions contemplated hereby have been duly authorized by all requisite limited partnership action on the part of such Buyer. This Agreement has been duly executed and delivered by each Buyer and (assuming due authorization, execution and delivery by each Seller) this Agreement constitutes a legal, valid and binding obligation of each Buyer enforceable against each Buyer in accordance with its terms.

(c) Each Buyer (i) is acquiring the Assets solely for the account of itself and its Related Investment Funds (as defined below) for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof; (ii) is experienced, sophisticated and knowledgeable in trading in assets of a similar nature, so as to be aware of the risks and uncertainties inherent in transactions of the type contemplated by this Agreement, including the disadvantage of purchasing the Assets without knowledge of any confidential information the Sellers possess, and notwithstanding such informational disparity, each Buyer has deemed it appropriate to enter into this Agreement and to consummate the transactions set forth herein; (iii) is able to bear the economic risks associated with the purchase of the Assets; (iv) by reason of its business or financial experience or its own independent investigation, is capable of evaluating the merits and risks of the purchase of the Assets and of protecting its own interest in connection with the purchase of the Assets; (v) has independently and without reliance upon the Sellers and based on such information as it deemed appropriate, investigated the current business and financial condition of the Partnership and the circumstances surrounding the transactions contemplated by this Agreement; and (vi) has independently, without reliance upon the Sellers and based on such information as it deemed appropriate, made its own analysis and decision to purchase the Assets. Each Buyer agrees that neither the Sellers nor any of their affiliates shall have any liability to the Buyers or their affiliates in connection with the Sellers’ use or non-disclosure of any confidential information known to the Sellers and not known to the Buyers as a result of the transactions set forth herein, and each Buyer hereby irrevocably waives any claim that it might have based on the failure of any Seller to disclose such information.

(d) No governmental, administrative or other third party consents or approvals are required by or with respect to the Buyers in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e) There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of such Buyer, threatened against or by any Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f) No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyers.

6. Covenants of the Parties.

(a) Each of the parties hereto agrees to cause each director of the GP directly or indirectly appointed or designated by such party to vote in favor of the Partnership’s consent to the assignment of the Assigned Interests to Brookfield TOLP.

(b) The Sellers agree that the Service Providers may not terminate any Current Service Agreement, or any Current Service provided thereunder, for any reason during the 18-month period following the Closing other than with respect to an event of default by the Service Recipients under the applicable agreement. Following the conclusion of such 18-month period, any Current Service Agreement or any Current Service may be terminated by either the Service Provider or the Service Recipient, in each case upon at least thirty (30) days prior written notice to the other party. For purposes of this Section 6(b) all capitalized terms, other than “Closing,” shall have the meanings assigned to such terms under the Master Services Agreement, dated as of September 25, 2017, by and among Teekay Corp, the Partnership and Brookfield TOLP. The Sellers hereby agree and acknowledge that the Master Services Agreement shall remain in full force and effect and shall not be amended, terminated or otherwise modified as a result of the consummation of the transactions contemplated by this Agreement, other than as set forth in this Section 6(b).

(c) The Sellers hereby agree and acknowledge that the Trademark License Agreement, dated as of September 25, 2017, by and between Teekay Corp and the Partnership, shall remain in full force and effect and shall not be amended, terminated or otherwise modified as a result of the consummation of the transactions contemplated by this Agreement; provided, however, that the Sellers and the Buyers agree that following conclusion of the 18-month period following the Closing, the parties will, at Teekay’s request (but not more frequently than once every six months), meet to consider in good faith any feedback regarding compliance with the Trademark License Agreement.

(d) The Sellers agree to use commercially reasonable efforts to ensure that the Encumbrances on the Securities under the Equity Margin Loan shall be removed promptly following the execution of this Agreement.

7. Survival. All representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder.

8. Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9. Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of the Buyers and the Sellers or (b) by either the Buyers or the Sellers if (i) a breach of any provision of this Agreement has been committed by the other party or parties, as applicable, and such breach has not been cured within 10 days following receipt by the breaching party of written notice of such breach; provided that (A) no Seller shall be permitted to terminate this Agreement pursuant to this Clause (i) due to a breach of any provision of this Agreement by any other Seller and (B) no Buyer shall be permitted to terminate this Agreement pursuant to this Clause (i) due to a breach of any provision of this Agreement by the other Buyer; or (ii) the Closing does not occur by June 30, 2019. Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other parties to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement.

10. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

11. Notices. All notices, requests, permissions, waivers or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by facsimile or email or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand, by facsimile (which is confirmed), by email (which is confirmed) or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles or emails (or at such other address or facsimile or email for a party as shall be specified by like notice):

(a)	If to the Sellers:

Teekay Corporation

4th Floor, Belvedere Building

69 Pitts Bay Road

Hamilton, HM 08 Bermuda

Attention: Corporate Secretary

Facsimile: (441)292-3931

with a copy to (which copy alone shall not constitute notice):

Perkins Coie LLP

1120 N.W. Couch Street, 10th Floor

Portland, Oregon 97209

Attention: David Matheson

Facsimile: (503)346-2008)

Email: DMatheson@perkinscoie.com

(b)	If to the Buyers:

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners (Bermuda) Ltd.

73 Front Street, 5th Floor

Hamilton HM 12, Bermuda

Attention:	Manager - Corporate Services
Facsimile:	(441) 296-4475
Email:	Jane.Sheere@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Brookfield TK TOLP L.P.

c/o Brookfield Capital Partners Ltd.

Brookfield Place, Suite 300

181 Bay Street

Toronto, Ontario, M5J 2T3

Attention:	Ryan Szainwald, Managing Partner
Email:	Ryan.Szainwald@brookfield.com

with a copy to (which copy alone shall not constitute notice):

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention:	Douglas E. Bacon, P.C.
Ross M. Leff, P.C.
Facsimile:	(713) 835-3601
Email:	Doug.Bacon@kirkland.com
Ross.Leff@kirkland.com

12. Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

13. Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that each Buyer may transfer any of its rights or obligations hereunder to (a) any current or potential investment funds, co-investment funds, successor investment funds or other investment vehicles and managed accounts under direct or indirect common management, governance or control and other similar investment management relationships with, the Buyers or their respective affiliates (the “Related Investment Funds”) and (b) current or potential limited partners or members of each person described in clause (a), in each case without the prior written consent of the Sellers. No assignment shall relieve the assigning party of any of its obligations hereunder.

14. Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

15. Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17. Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States or the courts of the State of New York in each case located in the city and county of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BROOKFIELD TK TOLP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By	/s/ James Bodi
Name: James Bodi
Title: Director

BROOKFIELD TK TOGP L.P., BY ITS GENERAL PARTNER, BROOKFIELD CAPITAL PARTNERS (BERMUDA) LTD.

By	/s/ James Bodi
Name: James Bodi
Title: Director

TEEKAY CORPORATION

By	/s/ Kenneth Hvid
Name: Kenneth Hvid
Title: President and CEO

TEEKAY FINANCE LIMITED

By	/s/ Edith Robinson
Name: Edith Robinson
Title: President and Secretary

TEEKAY HOLDINGS LIMITED

By	/s/ Edith Robinson
Name: Edith Robinson
Title: President and Secretary

TEEKAY SHIPPING LIMITED

By	/s/ Edith Robinson
Name: Edith Robinson
Title: President and Secretary